SCHEDULE 14A
                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                       Act of 1934 (Amendment No.   )

   Filed by the Registrant                      _X_
   Filed by a party other than the Registrant   ___

   Check the appropriate box:

   ___  Preliminary Proxy Statement
   ___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   _X_  Definitive Proxy Statement
   ___  Definitive Additional Materials
   ___  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                                 NEWELL CO.
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement,
                          if other than Registrant)

   Payment of Filing Fee (Check the appropriate box):

   _X_  No fee required.
   ___  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
        and 0-11.
        (1) Title of each class of securities to which transaction applies:___________________________________________________
        (2)  Aggregate number of securities to which transaction applies:
             ___________________________________________________________
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________________________
        (4)  Proposed maximum aggregate value of transaction: __________
        (5)  Total fee paid: ___________________________________________

   ___  Fee paid previously with preliminary materials.
   ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)  Amount Previously Paid: ___________________________________
        (2)  Form, Schedule or Registration Statement: _________________
        (3)  Filing Party: _____________________________________________
        (4)  Date Filed: _______________________________________________

                               [LOGO]

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held May 7, 1997


To the Stockholders of NEWELL CO.:

     The Annual Meeting of Stockholders of NEWELL CO. will be held on Wednesday, May 7, 1997 at 10:00 A.M., Central Daylight
Savings Time, at The Northern Trust Company, Chicago, Illinois, for the following purposes:

     1. To elect four directors of the Company to serve for a term of three years;

     2. To consider and vote upon the ratification of the appointment of Arthur Andersen L.L.P. as the Company's independent accountants for the year 1997; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Stockholders of record at the close of business on March 10, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     Newell Co.'s Annual Report for the year 1996 is enclosed for your convenience.

     Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope (no postage required if mailed in the United States) to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.

                          By Order of the Board of Directors,


                                        /s/ Richard H. Wolff
                                   ------------------------------
                                   RICHARD H. WOLFF
                                   Secretary


March 13, 1997

                             NEWELL CO.
                          Newell Center
                    29 East Stephenson Street
                     Freeport, Illinois 61032

                        __________________

              PROXY STATEMENT FOR ANNUAL MEETING OF
              STOCKHOLDERS TO BE HELD ON MAY 7, 1997

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of NEWELL CO., a Delaware corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), for the Annual Meeting of Stockholders to be held on Wednesday, May 7, 1997 for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged Morrow & Co. to assist in the solicitation of proxies in connection with the Annual Meeting and has agreed to pay such firm $8,000, plus out-of-pocket costs and expenses. This proxy statement is first being mailed to stockholders of the Company on or about March 13, 1997.


                      VOTING AT THE MEETING

     At the close of business on March 10, 1997, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote 158,983,365 shares of Common Stock. All of the outstanding shares of Common Stock are entitled to vote on all matters which properly come before the Annual Meeting, and each stockholder will be entitled to one vote for each share of Common Stock held.

     Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR the election of the four nominees for director listed in this proxy statement and FOR ratification of the appointment of Arthur Andersen L.L.P. A stockholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

     A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Broker non-votes are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting, because they are not considered votes cast. For purposes of determining stockholder approval, abstentions will be treated as shares of Common Stock voted against ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1997.

     The four nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1997 is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.


                PROPOSAL 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors is currently composed of eleven directors who are divided into three classes. One class is elected each year for a three-year term. At the Annual Meeting, Gary H. Driggs, Robert L. Katz, John J. McDonough and William P. Sovey, will be nominated to serve in Class I until the Annual Meeting of Stockholders to be held in 2000 and until their successors have been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the election of the four nominees for director. Proxies will be voted in a discretionary manner should any nominee be unable to serve. All of the nominees are currently serving as directors of the Company.

     The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987. The nominees, and certain information about them and the directors serving in Class II and Class III whose terms expire in future years, are set forth below. Please note that Daniel C. Ferguson and Thomas A. Ferguson, Jr. are not related.
                                                         Director
                   NAME AND BACKGROUND                    Since
                   -------------------                   --------


NOMINEES FOR CLASS I DIRECTORS FOR TERM EXPIRING IN 2000

     Gary  H. Driggs,  age  62,  has  been  Chairman  of
     Camelback   Investment  and   Management  Co.   (an
     investment  management  firm) and  Camelback  Hotel
     Corporation (a hotel  management firm) since August
     1989.  Dr.  Driggs has also been Chairman of Covid,
     Inc. (an electronic  product manufacturing company)
     since  July 1993.    He  was  President  and  Chief
     Executive  Officer  of  Western  Savings  and  Loan
     Association   ("WS&L")    (a   saving    and   loan
     association)  from  1973  through  1988  and  was a
     Director from 1981 through 1989(1) . . . . . . . .    1982

     Robert  L.  Katz,  age 71,  has  been  President of
     Robert  L.   Katz  &  Associates   (consultants  in
     corporate  strategy) for more than five years.  For
     sixteen years  Dr. Katz taught  Business Policy and
     Organizational  Behavior at  the Stanford,  Harvard
     and  Dartmouth Graduate Schools of Business.  He is
     also a Director  of HON Industries Inc.  (an office
     furniture manufacturing company) . . . . . . . . .    1975

                                                          Director
                   NAME AND BACKGROUND                    Since
                                                         --------


     John J.  McDonough, age  60, has  been Chairman  of
     Softnet  Systems, Inc.  (an electronic  information
     and document management systems company) since July
     1995, and Chief  Executive Officer since  September
     1996.   Mr. McDonough  has also been  President and
     Chief  Executive   Officer  of   McDonough  Capital
     Company  LLC  (an  investment  management  company)
     since  April  1995.   Prior  thereto,  he  was Vice
     Chairman and  a Director of  Dentsply International
     Inc. (a manufacturer and  distributor of dental and
     medical x-ray equipment and other dental  products)
     from  1983  through  October  1995, and  was  Chief
     Executive Officer from April  1983 through February
     1995.   He was Senior Vice President-Finance of the
     Company from March 1981 through  June 1983.  He  is
     also  a   Director  of  AMRESCO,   Inc.  (an  asset
     management,   commercial   mortgage   banking   and
     investment   company),  Applied   Power,  Inc.   (a
     manufacturer and  distributor of  tools, equipment,
     systems and consumable items  to the OEM  industry),
     Lunar Corporation (a  manufacturer and marketer of
     bone  densitometers)  and   Plexus  Corporation  (a
     designer,  manufacturer  and tester  of  electronic
     products). . . . . . . . . . . . . . . . . . . . .    1992

     William  P. Sovey, age  63, has been  Vice Chairman
     and  Chief Executive Officer  of the  Company since
     May  1992.   Mr.  Sovey  was  President  and  Chief
     Operating Officer of the Company from January  1986
     through  May  1992.   He  was  President  and Chief
     Operating  Officer of  AMF Inc. (an  industrial and
     consumer leisure products concern)  from March 1982
     through  July 1985,  and  Executive Vice  President
     from August 1979 through March  1982.  He is also a
     Director  of  Acme  Metals  Incorporated  (a  fully
     integrated producer  of steel  and steel  products)
     and TECO Energy  Incorporated (an energy production
     and distribution company)  . . . . . . . . . . . .    1986

CLASS II DIRECTORS CONTINUING IN OFFICE -- TERM EXPIRING
IN 1998

     Thomas A. Ferguson, Jr., age 49, has been President
     and Chief Operating  Officer of  the Company  since
     May  1992.    Prior   thereto,  Mr.  Ferguson   was
     President-Operating Companies  of the  Company from
     January  1989  through  May  1992.    He  was  Vice
     President-Controller of  the Company  from February
     1988 through December 1988.  . . . . . . . . . . .    1992

                                                          Director
                   NAME AND BACKGROUND                    Since
                                                         --------


     Allan  P.  Newell,  age  51,  has  been  a  private
     investor for more than five years  . . . . . . . .    1982

     Elizabeth Cuthbert Millett,  age 40,  has been  the
     owner  and operator of Plum Creek Ranch, located in
     Newcastle, Wyoming (a  commercial cattle production
     company) for more than five years  . . . . . . . .    1995

     Cynthia A. Montgomery, age 44, has been a Professor
     of   Business   Administration   at   the   Harvard
     University Graduate School  of Business since 1989.
     Prior thereto, Professor Montgomery was a Professor
     at the Kellogg School of Management at Northwestern
     University  from  1985  to  1989.   She  is  also a
     Director of UNUM Corporation (an insurance company) and 24 mutual funds managed by Merrill Lynch & Co. . 1995 or one of its subsidiaries (investment companies)

CLASS  III  DIRECTORS  CONTINUING   IN  OFFICE  --  TERM
EXPIRING IN 1999

     Alton  F. Doody,  age 62,  has  been President  and
     Chief Executive Officer  of The Alton F.  Doody Co.
     (a marketing consulting company) since 1984  . . .    1976

     Daniel  C. Ferguson, age  69, has been  Chairman of
     the  Board  of the  Company  since May  1992.   Mr.
     Ferguson was Chief Executive Officer of the Company
     from 1966 through May 1992 . . . . . . . . . . . .    1965



---------------------------
(1) Dr. Driggs resigned as President and Chief Executive Officer of WS&L in December 1988 and as a Director in March 1989. Later in 1989, WS&L was declared insolvent and taken over by the Federal Deposit Insurance Corporation. In 1995, Dr. Driggs settled civil actions alleging conspiracy, fraud and other acts relating to the insolvency for an aggregate amount of $650,000 and agreed not to affiliate with an insured depositary institution without prior approval.
     He also pled guilty to two felony counts relating to omissions in regulatory filings and was fined $10,000, placed on probation and required to perform community service. Dr. Driggs cooperated in the investigation of this matter.

     Henry B. Pearsall, age 62, was Chairman of the
     Board of Sanford Corporation (an office supplies
     manufacturer acquired by the Company in February
     1992) from January 1988 through his retirement in
     November 1994, and was Chief Executive Officer from
     January 1988 through February 1992.  He is a
     Director of Ariel Capital Management, Inc. (an
     investment management company) and Oak Park River
     Forest Bancshares Inc. (a bank holding company) . .     1992



INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors held four meetings during 1996. The Board of Directors has an Audit Committee and an
Executive Compensation Committee, and the Board as a whole operates as a committee to nominate directors.

     The Audit Committee, whose chairman is Dr. Katz and whose other current members are Dr. Driggs and Messrs. McDonough and Newell, met two times in 1996. The committee's duties are to (1) review with management and the independent accountants the Company's accounting policies and practices and the adequacy of internal controls; (2) review the scope and results of the annual examination performed by the independent accountants; and (3) make recommendations to the Board of Directors regarding the appointment of the independent accountants and approval of the services performed by the independent accountants, and fees related thereto.

     The Executive Compensation Committee (the "Compensation Committee"), whose chairman is Mr. D. Ferguson and whose other current members are Mr. McDonough and Dr. Katz, met four times in 1996. This committee is responsible for establishing the Company's executive officer compensation policies and for administration of such policies. SEE "Executive Compensation-Executive Compensation Committee Report on Executive Compensation."

     The Board of Directors, acting as a nominating committee, will consider candidates for director recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the Annual Meeting of Stockholders to be held in 1998 must notify the Secretary of the Company in writing no later than February 6, 1998. The stockholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating stockholder's name and address and the number of shares of the Common Stock beneficially owned by the stockholder. The stockholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the stockholder intends to make the nomination, are prerequisites under the Company's Restated Certificate of Incorporation to a stockholder nominating a candidate at the meeting.

 COMPENSATION OF DIRECTORS

     During 1996, directors of the Company who are not also employees were paid a retainer ($20,000 per annum) plus a $1,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended. Under the terms of the Newell Co. 1993 Stock Option Plan (the "1993 Option Plan"), each director of the Company is automatically granted options to purchase 5,000 shares of Common Stock every five years. All options are granted at the market value of the Common Stock on the date of the grant and become exercisable in annual cumulative installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary date of the date of grant.

     The Company has a consulting agreement with Dr. Katz which provides that the Company will pay Dr. Katz $5,000 per month for corporate strategy consulting services plus travel expenses and other reasonable out-of-pocket costs incurred on the Company's behalf. Unless canceled prior to 90 days before its expiration, the consulting agreement is automatically renewed each year. Dr. Katz received a consulting fee of $60,000 in 1996.


                      EXECUTIVE COMPENSATION

SUMMARY

     The following table summarizes all compensation for services to the Company and its subsidiaries for the fiscal years ended December 31, 1996, 1995 and 1994 earned by or awarded or paid to the persons who were the chief executive officer and the five other most highly compensated executive officers of the Company (the "Named Officers") during 1996.

                     SUMMARY COMPENSATION TABLE

                                                                                                Long-Term
                                                       Annual Compensation                     Compensation

                                                                        Other Annual              Awards               All Other
                                                                        Compensation      Securities Underlying       Compensation
 Name and Principal Position    Year     Salary ($)     Bonus($)          ($) (1)             Options (#)              ($) (2)
 William P. Sovey,               1996     $700,000     $573,300           $10,214                35,000                 $4,750
 Vice Chairman and               1995      650,000      526,500             8,818                   0                    4,620
 Chief Executive Officer         1994      600,000      496,800            12,011                   0                    4,620

 Thomas A. Ferguson, Jr.,        1996      525,000       429,975           10,552                 3,000                  4,750
 President and Chief             1995      490,000       396,900           10,878                 7,500                  4,620
 Operating Officer               1994      440,000       364,320           11,745                11,000                  4,620

 Donald L. Krause,               1996      324,000       265,356           12,139                 5,500                  4,750
 Senior Vice President -         1995      310,000       251,100           10,022                 1,000                  4,620
 Corporate Controller            1994      295,000       244,260           11,293                 3,000                  4,620

 William T. Alldredge,           1996      315,000       257,985            8,117                 1,000                  4,750
 Vice President - Finance        1995      300,000       243,000            8,445                 1,000                  4,620
                                 1994      285,000       235,980           12,350                 7,000                  4,620

 William J. Denton,              1996      315,000       309,015           11,016                 3,000                  4,750
 Group President                 1995      285,000       278,303           12,367                 7,500                  4,620
                                 1994      248,000       236,939           12,117                 7,000                  4,620

 Richard C. Dell,                1996      315,000       199,805            9,931                 2,000                  4,750
 Group President                 1995      285,000       110,837            9,533                 7,000                  4,620
                                 1994      245,000       143,227           11,335                 2,000                  4,620

----------------------------

(1) The amounts shown for 1996 include costs to the Company for expenses associated with use of Company cars as follows:
     Mr. Sovey, $8,814; Mr. T. Ferguson, $8,872; Mr. Krause, $10,699; Mr. Alldredge, $6,997; Mr. Denton, $8,876; and Mr.
     Dell, $8,811.

(2) The compensation reported represents Company matching contributions to the Newell Co. Long-Term Savings and Investment Plan (the "Newell 401(k) Plan").


OPTION GRANTS IN 1996

     The following table sets forth certain information as to options to purchase Common Stock granted to the Named Officers under the 1993 Option Plan during the fiscal year ended
December 31, 1996, and the potential realizable value of each grant of options, assuming that the market price of the underlying Common Stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

                       OPTION GRANTS  IN LAST  FISCAL  YEAR

                                    Individual Grants
 --------------------------------------------------------------------------------------   Potential Realizable Value
                                Number of       Percent of                                at Assumed Annual Rates of
                               Securities     Total Options                                Stock Price Appreciation
                               Underlying       Granted to     Exercise or                    for Option Term(3)
                             Options Granted  Employees in a   Base Price    Expiration   --------------------------
           Name                  (#) (1)        Fiscal Year    ($/Sh) (2)       Date         5% ($)        10% ($)
 William P. Sovey                35,000            1.16%        $26.000        2-7-06      $573,300     $1,446,900
 Thomas A. Ferguson, Jr.          3,000             .99          28.250        5-7-06        53,393        134,753
 Donald L. Krause                 5,500            1.82          28.250        5-7-06        97,886        247,046
 William T. Alldredge             1,000             .33          28.250        5-7-06        17,798         44,918
 William J. Denton                1,500             .50          28.250        5-7-06        26,696         67,376
                                  1,500             .50          28.625      10-28-06        27,051         68,271
 Richard C. Dell                  2,000             .66          28.250        5-7-06        35,595         89,835

-----------------------------

(1) All options granted in 1996 become exercisable in annual cumulative installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

(2) All options were granted at market value (the closing price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of THE WALL STREET JOURNAL) on the date of grant.

(3) Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of 63% (5% per year) and 159% (10% per year). Actual gains, if any, on stock option exercises and Common Stock are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

 OPTION EXERCISES IN 1996

     The table below sets forth certain information for fiscal year 1996 concerning the exercise of options to purchase shares of Common Stock granted under the 1993 Option Plan by each of the Named Officers and the value of unexercised options granted under the Newell Co. 1984 Amended and Restated Stock Option Plan and the 1993 Option Plan held by each of the Named Officers as of December 31, 1996.


 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-
END OPTION VALUES

                                                           Number of Securities          Value of Unexercised
                             Shares                   Underlying Unexercised Options    In-the-Money Options at
                           Acquired on     Value          at Fiscal Year-End (#)        Fiscal Year-End ($) (2)
                            Exercise      Realized    ------------------------------  ---------------------------

           Name                (#)         ($)(1)       Exercisable   Unexercisable   Exercisable  Unexercisable
 William P. Sovey               0          $ --          104,000          41,000     $1,650,000      $274,688
 Thomas A. Ferguson, Jr.        0            --           35,900          21,600        468,694       210,150

 Donald L. Krause               0            --           24,800          12,700        311,238       102,044
 William T. Alldredge         2,500        36,094         16,524          16,976        243,524       228,226

 William J. Denton              0            --           18,700          15,400        221,944       127,375

 Richard C. Dell                0            --           19,200          14,400        247,588       135,675

-----------------

(1) Represents the difference between the average of the high and low prices of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of THE WALL STREET JOURNAL on the date of exercise and the option exercise price.

(2) Represents the difference between $31.813 (the average of the high and low prices of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of THE WALL STREET JOURNAL on December 31, 1996) and the option exercise price.

PENSION AND RETIREMENT PLANS

     The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the non-contributory defined benefit pension plan for salaried and clerical employees (the "Pension Plan") and the Supplemental Retirement Plan established in 1982 (the "Supplemental Retirement Plan"), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.


                        PENSION PLAN TABLE

                                    Years of service
   Remuneration        5        10         15        20      25 or
                                                              more
 $  200,000  . .    $10,900  $ 37,700   $ 64,500  $91,300   $118,100
    300,000  . .     24,300    64,500    104,700  144,900    185,100
    400,000  . .     37,700    91,300    144,900  198,500    252,100
    500,000  . .     51,100   118,100    185,100  252,100    319,100
    600,000  . .     64,500   144,900    225,300  305,700    386,100
    700,000  . .     77,900   171,700    265,500  359,300    453,100
    800,000  . .     91,300   198,500    305,700  412,900    520,100
    900,000  . .    104,700   225,300    345,900  466,500    587,100
   1,000,000 . .    118,100   252,100    386,100  520,100    654,100
   1,100,000 . .    131,500   278,900    426,300  573,700    721,100
   1,200,000 . .    144,900   305,700    466,500  627,300    788,100
   1,300,000 . .    158,300   332,500    506,700  680,900    855,100
   1,400,000 . .    171,700   359,300    546,900  734,500    922,100
   1,500,000 . .    185,100   386,100    587,100  788,100    989,100
   1,600,000 . .    198,500   412,900    627,300  841,700  1,056,100


      The Pension Plan covers full-time salaried and clerical employees of the Company and its subsidiaries who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before retirement, actual years of service and actual years of service less than possible years of service, reduced by a portion of expected primary Social Security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 1.2% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. Under the Pension Plan, compensation includes salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions, but excludes Bonuses included in the Summary Compensation Table above. If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

     In 1982, the Supplemental Retirement Plan was established, funded by cost recovery life insurance, which covers 94 current officers and key executives, including the Named Officers, and 18 former officers and key executives. The Supplemental Retirement Plan adds to retirement benefits under the Pension Plan so that at age 65, a covered employee receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant's credited service (not to exceed 25) and the denominator of which is 25). The benefit is reduced by primary Social Security. Both the Pension Plan and the Supplemental Retirement Plan provide a death benefit for surviving spouses and dependent children. The Supplemental Retirement Plan also provides for an early retirement benefit upon attainment of age 60 equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

     In 1996, Mr. Sovey had 11 years of credited service, Mr. T.
Ferguson had 24 years, Mr. Krause had 23 years, Mr. Alldredge had
13 years, Mr. Denton had 20 years and Mr. Dell had 22 years.

EMPLOYMENT SECURITY AGREEMENTS

     The Company has entered into Employment Security Agreements ("Agreements") with the Named Officers which provide for the continuation of salary, bonus and certain employee benefits for a period (the "Severance Period") of twenty-four months (but not beyond age 65) following the termination of employment of the Named Officer within twelve months (but prior to age 65) after certain changes in control of the Company. In the event of such termination of employment, the Named Officer will continue to receive his base salary and bonus (based upon his average bonus for the three full fiscal years preceding the change in control) during the Severance Period. The Named Officer also will receive all benefits accrued under the incentive and retirement plans of the Company to the date of termination of employment and will be given service credit for all purposes of these plans during the Severance Period. All options held by the Named Officer with respect to Common Stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter.

     During the Severance Period, the Named Officer and his spouse will continue to be covered by all welfare plans of the Company, and the Company will continue to reimburse the Named Officer for automobile expenses, but the amount of any benefits or reimbursement the Named Officer or his spouse receives will be reduced by the amounts received from another employer or from any other source. If the Named Officer dies during the Severance

Period, all amounts payable during the remainder of the Severance Period shall be paid to his surviving spouse, and his spouse will continue to be covered under all applicable welfare plans. No amounts are payable if the employment of the Named Officer is terminated by the Company for Good Cause (as defined in the Agreements) or if the Named Officer voluntarily terminates his employment without Good Reason (as defined in the Agreements).

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation to the stockholders of the Company.

     COMPENSATION PROCEDURES AND POLICIES. The Compensation Committee determines the compensation of all of the executive officers of the Company, including the Named Officers and the one other executive officer of the Company. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers, other than decisions relating to stock options, are reviewed and approved by the full Board of Directors.

     The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specified profit and growth and performance goals and to appreciation in the Company's stock price. The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking executive and stockholder interests through equity based plans.

     The Company's executive compensation consists of three key components: base salary, annual incentive compensation and stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Compensation Committee's policies with respect to each of the three components, including the bases for the compensation awarded to William P. Sovey, the Company's Chief Executive Officer, are discussed below.

     The Compensation Committee considered the effect of the limitations on the deductibility of executive compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code on the Company's compensation policies and practices and did not make any changes in such policies and practices for 1996. As a result, the Company paid an immaterial amount of non-deductible executive compensation in 1996. The Compensation Committee currently does not anticipate that changes will be made to the Company's policies and practices for 1997 and, accordingly, the Company may pay non-deductible compensation in 1997.

      BASE SALARY. In the early part of each fiscal year, the Compensation Committee reviews the recommendation of the Chairman of the Compensation Committee with regard to the base salary of Mr. Sovey, the recommendation of Mr. Sovey with regard to the base salary of Thomas A. Ferguson, Jr., the Company's Chief Operating Officer, and the recommendations of Mr. T. Ferguson with regard to all other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers.

     Recommended base salaries of the executive officers are based upon the base salary ranges recommended annually by the personnel relations department of the Company. National survey data available to the personnel relations department regarding salaries of those persons holding comparable positions at comparably sized nondurable consumer goods companies is reviewed by the Compensation Committee to establish base salary ranges. The nondurable consumer goods companies are not the companies which make up the Dow Jones Consumer, Non-Cyclical Industry Group Index in the Common Stock Price Performance Graph included in this Proxy Statement. The base salary range is based upon the midpoint of the comparative compensation group, plus or minus twenty-five percent. The base salary of each of the executive officers is established in relation to the midpoint of the base salary ranges based upon an evaluation of the individual performance of the executive officer, including satisfaction of such officer's annual objectives. The base salary of the Chief Executive Officer is also established in relation to the midpoint of his base salary range, based on achievement of the Company's annual goals relating to earnings per share, sales growth and return on investment and on an evaluation of the individual performance of the Chief Executive Officer. The base salaries paid in 1996 to each of the executive officers, including the Chief Executive Officer, were within the range recommended by the personnel relations department.

     The base salary of Mr. Sovey was reviewed at the February 1996 meeting of the Compensation Committee. In setting Mr. Sovey's salary for 1996, the Compensation Committee considered his base salary in relation to the midpoint of his salary range and that the Company's annual goals relating to earnings per share, sales growth and return on investment were met in 1995.
In evaluating Mr. Sovey's performance, the Compensation Committee primarily considered these Company financial goals. In consideration of these factors, the Compensation Committee approved an increase in Mr. Sovey's base salary of $50,000, approximately 7.7%, for 1996.

     ANNUAL INCENTIVE COMPENSATION. The Company's executive officers (other than the Group Presidents) are entitled to participate in an incentive bonus plan which provides for the payment of cash bonuses based on the Company's return on investment (the "ROI Plan"). Awards are made under the ROI Plan if the Company's annual after-tax return on beginning of the year stockholders equity exceeds 11% and are determined by multiplying each executive officer's base salary by percentages established in the ROI Plan reflecting the actual return achieved.

     The annual after-tax return on beginning of the year stockholder's equity for 1996 was approximately 20%. Based on these results, Mr. Sovey was awarded a bonus of $573,300 for 1996.

     The Group Presidents are entitled to participate in an incentive bonus plan which provides for the payment of cash bonuses based on return on assets used in, and sales and income growth by, the divisions for which the Group President is responsible (the "ROA Plan"). Awards are made under the ROA Plan if the return on assets used during the year in the divisions for which the Group President is responsible exceeds 10% on a pre-tax basis and sales growth exceeds the prior year sales level, and are determined by multiplying each Group President's base salary by percentages established in the ROA Plan reflecting the actual results achieved. Actual return on assets and sales growth in 1996 exceeded the goals established for payment of a bonus in the divisions for which each of the Group Presidents was responsible.

     STOCK OPTIONS. The Company's executive officers are also entitled to participate in the 1993 Option Plan. Under the 1993 Option Plan, incentive stock options and nonqualified stock options to purchase Common Stock of the Company may be granted at prices not less than fair market value of the Common Stock at the date of grant. Options granted under the 1993 Option Plan become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. The Compensation Committee has adopted a formula, which takes into account outstanding options, for determining, on a quarterly basis, whether an executive officer of the Company should be awarded an option. The grant of options is considered if the option exercise price of the options held by an executive officer for five years or more is less than a variable multiple of the executive officer's base salary. The Compensation Committee also has the discretion, in circumstances such as a promotion, to grant options otherwise than in accordance with the formula. Based upon the formula, Mr. Sovey received 35,000 options in 1996.

     This report is submitted on behalf of the Compensation
Committee:

                                   Daniel C. Ferguson, Chairman
                                   Robert L. Katz
                                   John J. McDonough

            EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                    AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. D. Ferguson and McDonough and Dr. Katz. Daniel C.
Ferguson, Chairman of the Board of Directors of the Company and Chairman of the Compensation Committee, and John J. McDonough, a
Director of the Company and member of the Compensation Committee, are former employees of the Company.

                    CERTAIN BENEFICIAL OWNERS

     The only person or group which is known to the Company to be the beneficial owner of more than five percent of the outstanding
Common Stock is:

                             Amount and nature   Percent of
     Name and Address of       of beneficial       class
      Beneficial Owner           ownership      outstanding
 --------------------------- ----------------- --------------
 FMR Corp.
 82 Devonshire Street
 Boston, Massachusetts 02109    15,861,636        9.99%(1)

------------------------
(1) As reported in a Statement on Schedule 13-G filed with the Securities and Exchange Commission by FMR Corp. FMR Corp. reported that it has sole power to (a) vote or direct the vote with respect to 511,056 shares and (b) dispose or direct the disposition of 15,861,636 shares.

     The following table sets forth information as to the beneficial ownership of shares of Common Stock of each director, each nominee for director, and each Named Officer, individually, and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of Common Stock set forth.

                                             Common Stock Beneficially
                                            Owned on January 17, 1997
                                            -------------------------
                                                                 Percent of
                                           Number of                Class
   Name of Beneficial Owner                  Shares              Outstanding
 ------------------------------      -----------------------    -------------

 Alton F. Doody  . . . . . . . .            61,500  (1)              .040%
 Gary H. Driggs  . . . . . . . .            35,000  (1)              .020
 Daniel C. Ferguson  . . . . . .         3,255,532  (1)(2)          2.050
 Thomas A. Ferguson, Jr. . . . .           176,486  (1)(3)(4)        .110
 Robert L. Katz  . . . . . . . .           157,924  (1)              .100
 John J. McDonough . . . . . . .            60,300  (1)(5)           .040
 Elizabeth Cuthbert Millett  . .           168,243  (1)(6)           .110
 Cynthia A. Montgomery . . . . .             1,100  (1)              .001
 Allan P. Newell . . . . . . . .         2,170,691  (1)(7)          1.370
 Henry B. Pearsall . . . . . . .           744,864  (1)(8)           .470
 William P. Sovey  . . . . . . .           454,310  (1)(3)           .290
 William T. Alldredge  . . . . .           218,281  (1)(3)(9)        .140
 William J. Denton . . . . . . .            81,919  (1)(3)           .050
 Richard C. Dell . . . . . . . .            88,828  (1)(3)(10)       .060
 Donald L. Krause  . . . . . . .           308,900  (1)(11)          .190
 All directors and executive
 officers as a group
 (15 persons)  . . . . . . . . .         7,983,878                  5.040%


--------------

(1) Includes shares issuable pursuant to stock options exercisable within 60 days of March 10, 1997 as follows:
     Dr. Doody, 11,000 shares; Dr. Driggs, 11,000 shares; D. Ferguson, 9,400 shares; Mr. T. Ferguson, 37,900 shares; Dr. Katz, 11,000 shares; Mr. McDonough, 8,000 shares; Ms. Millett, 1,000 shares; Ms. Montgomery, 1,000 shares; Mr. Newell, 1,000 shares; Mr. Pearsall, 6,000 shares; Mr. Sovey, 111,000 shares; Mr. Alldredge, 17,700 shares; Mr. Denton, 18,700 shares; Mr. Dell, 19,900 shares; and Mr. Krause, 24,800 shares.

(2) Includes 3,400 shares beneficially owned of record by his wife, 140,906 shares held in charitable trusts of which Mr.
     D. Ferguson is trustee, 694,384 shares held in a trust of which Mr. D. Ferguson is beneficiary and 1,037,368 shares held by a partnership of which Mr. D. Ferguson is managing partner.

(3) Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting power: Mr. T. Ferguson, 5,586 shares; Mr. Sovey, 5,568 shares; Mr. Alldredge, 1,397 shares; Mr. Denton, 2,819 shares; and Mr. Dell, 4,968 shares.

(4) Excludes 200 shares beneficially owned of record by his son with respect to which he disclaims beneficial ownership.

(5) Includes 5,200 shares held in his wife's individual retirement account and 4,000 shares beneficially owned of record by his daughter with respect to which he disclaims beneficial ownership, but excludes 14,200 shares beneficially owned of record by, and 33,000 shares held in trusts for, relatives of Mr. McDonough with respect to which he disclaims beneficial ownership.

(6) Includes 2,720 shares over which Ms. Millett has shared investment and voting power, 38,152 shares beneficially owned of record by her two children of which Ms. Millett is custodian, but excludes 8,525 shares owned of record by her husband with respect to which she disclaims beneficial ownership.

(7) Includes 24,000 shares held in trusts of which Mr. Newell is co-trustee and beneficiary and over which he has shared investment and voting power and 2,144 shares beneficially owned of record by his wife.

(8)  Includes 612,564 shares held in a trust of which Mr.
     Pearsall is trustee.

(9)  Includes 50,764 shares owned of record by his wife.

(10) Includes 30,849 shares held in joint tenancy over which Mr.
     Dell has shared investment and voting power.

(11) Includes 12,000 shares held in joint tenancy over which Mr.
     Krause has shared investment and voting power and 4,500 shares held in trusts of which Mr. Krause is trustee.

                COMMON STOCK PRICE PERFORMANCE GRAPH

     The following Common Stock price performance graph compares the yearly change in the Company's cumulative total stockholder returns on its Common Stock during the years 1992 through 1996, with the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones Consumer, Non-Cyclical Industry Group Index, assuming the investment of $100 on December 31, 1991 and the reinvestment of dividends (rounded to the nearest dollar).

                           December 31,
                               1991    1992    1993    1994     1995    1996

Newell                         $100     $90     $91     $96     $120    $147

DJ Consumer, Non Cyclical       100      96      92     102      149     186

S&P 500 Index                   100     107     118     119      160     194

            PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has reappointed Arthur Andersen L.L.P. as independent accountants to audit the consolidated financial statements of the Company for the year 1997. The Board of Directors recommends a vote in favor of ratification of the appointment. If the stockholders should fail to ratify the appointment of the independent accountants, the Board of Directors would reconsider the appointment.

     It is expected that representatives of Arthur Andersen
L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.


     SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

     Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to
Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other Reports were required, the Company believes that all of such Reports were filed on a timely basis by executive officers and directors during 1996.


          STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at of Company's
1998 Annual Meeting must be in writing and be received by the Company no later than November 7, 1997.

                           OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                By Order of the Board of Directors,


                                         RICHARD H. WOLFF
                                            Secretary
March 13, 1997






     A COPY OF THE COMPANY'S 1996 ANNUAL REPORT TO THE SECURITIES
AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED TO
STOCKHOLDERS FREE OF CHARGE UPON WRITTEN REQUEST TO THE OFFICE OF
THE VICE PRESIDENT-FINANCE OF THE COMPANY.

                               APPENDIX


     Form of proxy card for holders of Common Stock of the Company

                                 PROXY
                                 -----

                              NEWELL CO.
               Proxy Solicited by the Board of Directors
                    for Annual Meeting May 7, 1997

The undersigned hereby appoints Thomas A. Ferguson, Jr. and William T. Alldredge, and each of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL CO. to be held on May 7, 1997, and at any adjournments thereof, on all matters coming before said meeting.

     (1)  Election of Directors.
          Nominees:  Gary H. Driggs, Robert L. Katz
          John P. McDonough and William P. Sovey

     (2) Ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1997.

     (3) In their discretion, upon such other matters as may properly come before this Annual Meeting.

You are encouraged to specify your choices by     /////////////////
marking the appropriate boxes, SEE REVERSE SIDE,  /               /
but you need not mark any boxes if you wish to    /  SEE REVERSE  /
vote in accordance with the Board of Directors    /     SIDE      /
recommendations.  Your shares cannot be voted     /               /
unless you sign and return this card.             /////////////////

 X   Please mark
___  your votes as
     in this example.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of directors and FOR proposal 2.

  The Board of Directors recommends a vote FOR election of directors and FOR proposal 2.
  --------------------------------------------------------------------------------------------------------------------
                                     FOR     WITHHOLD         For, except withhold vote from the following nominee(s)

  1.       Election of Directors    _____      _____          __________________________________________________________

  2.       Ratification of independent accountants.                            FOR              AGAINST          ABSTAIN

                                                                               _____             _____            _____


  SIGNATURE(S)__________________________DATE________________________
  NOTE:    Please sign exactly as name appears hereon.  Joint owners           The signer hereby revokes all proxies
           should each sign.  When signing as attorney, executor,              heretofore given by the signer to vote at
           administrator, trustee or guardian, please give full                said meeting or any adjournments thereof.
           title as such.
  --------------------------------------------------------------------------------------------------------------------
                                                    FOLD AND DETACH HERE

                                      [Map setting forth location of Annual Meeting.]